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                                                                    EXHIBIT 11.1

                            A-FEM MEDICAL CORPORATION
                   CALCULATIONS OF NET INCOME (LOSS) PER SHARE

                                             FOR THE THREE MONTHS                    FOR THE SIX MONTHS
                                                ENDED MARCH 31                         ENDED JUNE 30,
                                      ---------------------------------        ---------------------------------
                                          1998                 1997                1998                 1997
                                      ------------         ------------        ------------         ------------
Actual weighted average
   shares outstanding                   13,698,454           12,473,982          13,596,713           12,133,708
Dilutive common stock, options
   and warrants using the
   treasury stock method(1)                     --            1,317,444                  --            1,315,585
                                      ------------         ------------        ------------         ------------
Total shares used in per
   share calculations                   13,698,454           12,473,982          13,596,713           12,133,708
                                      ------------         ------------        ------------         ------------
Net income (loss)                     $   (910,287)        $  1,046,432        $ (2,119,490)        $    411,033
                                      ------------         ------------        ------------         ------------

Net income (loss) per share           $      (0.07)        $       0.08        $      (0.16)        $       0.03
                                      ============         ============        ============         ============


(1) Warrants and options outstanding are not included where the effect would be anti-dilutive.